Exhibit 99.1
GEOVAX LABS, INC.
ANNOUNCES NINE MONTH 2010 FINANCIAL RESULTS
ATLANTA, GA, November 9, 2010 — GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX), an Atlanta-based biopharmaceutical firm (the “Company” or “GeoVax”) developing vaccines that prevent and fight Human Immunodeficiency Virus (HIV) infections, today announced its financial results for the three and nine months ended September 30, 2010.
GeoVax reported a net loss of $644,666 ($0.04 per share) for the three months ended September 30, 2010, compared to $230,815 ($0.02 per share) for the same period in 2009. For the nine months ended September 30, 2010, the Company’s net loss was $2,268,544 ($0.14 per share) as compared to $2,440,977 ($0.16 per share) for the same period in 2009.
Net losses were partially offset by revenues related to the Company’s grant from the NIH in support of its HIV/AIDS vaccine development activities; such revenues were $1,163,288 and $4,239,017 for the three month and nine month periods of 2010, respectively, as compared to $1,808,551 and $3,271,506 for the three month and nine month periods of 2009, respectively.
As of September 30, 2010, the Company reported cash balances totaling $1,426,342, as compared to $3,515,784 at December 31, 2009.
Dr. Robert McNally, PhD, GeoVax’s President and CEO, commented, “GeoVax continued to make solid progress during the third quarter of 2010. Our Phase 2a clinical trial for the preventative version of our HIV/AIDS vaccine is on schedule, with full patient enrollment expected by the end of 2010 and trial completion during 2011. Our Phase 1 clinical trial for the therapeutic version of our vaccine, for treatment of HIV-infected individuals, is also progressing, as we continue to actively recruit patients for this groundbreaking trial. We have screened numerous individuals for meeting the stringent enrollment criteria for participation in this trial and have selected a handful of candidates for continued evaluation. Once a candidate has achieved six months of stable viral control while on drug treatment, they can then enter the trial and receive the first vaccination. Our pipeline product, which uses an adjuvant to boost the immune system response, is also moving rapidly through the development process. We have completed preliminary discussions with the FDA and plan to submit an Investigational New Drug (IND) application in early 2011, with the intention of beginning a Phase 1 human clinical trial by the middle of 2011. We are very excited about the prospects for this program, as the preclinical data are very compelling.”
Dr. McNally continued, “Our primary focus is on accelerating our clinical programs with the objective of generating the necessary data to demonstrate the efficacy in humans of our vaccine candidates. To that end, we are also directing our efforts towards ensuring we have the financial resources available to achieve our objectives and make the appropriate commitments to our programs. The federal government continues to be a strong supporter of our efforts, through significant support provided by the HIV Vaccine Trials Network (HVTN), funding through our Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant from the NIH, and through the recently awarded Qualified Therapeutic Discovery Project (QTDP) grant. We intend to supplement these funds through our own equity financing activities.”
Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations is included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.
MORE

GeoVax, Inc.
Add 2
About GeoVax Labs, Inc.
GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus — that leads to AIDS) and other infectious agents. Our goals include developing HIV/AIDS vaccines for global markets, overseeing the manufacture and testing these vaccines under GMP/GLP conditions (FDA guidelines), conducting clinical trials for vaccine safety and effectiveness, and obtaining regulatory approvals to move the product forward. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as, the vaccines’ safety. Successful results from Phase 1 testing supported the initiation of the first Phase 2 testing. GeoVax’s Phase 2 human trial began in January 2009 and will ultimately involve 300 participants at sites in the United States and South America. Recently GeoVax began enrolling patients in a Phase 1 therapeutic trial for individuals already infected with HIV. For more information, please visit www.geovax.com.
Forward-Looking Statements
Certain statements contained in this release, including those relating to postponement of the offering, as well as statements containing words like “plans,” “expects,” and other similar expressions in this press release or the Company’s other public communications, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely and economic manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, GeoVax vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, as well as other risks and uncertainties, such as those detailed from time to time in the Company’s Securities and Exchange Commission filings, including “Risk Factors” in the Company’s most recent Form 10-K. The Company does not undertake to update its forward-looking statements.
Contact
At The Investor Relations Group:
Investor Relations
James Carbonara / Jason Strominger
or
Public Relations
Janet Vasquez / Robin O’Malley
(212) 825-3210
MORE

GeoVax, Inc.
Add 3
GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Grant Revenue	$1,163	$1,808	$4,239	$3,271

Operating expenses:
Research and development	909	1,470	4,020	3,530
General and administrative	904	574	2,508	2,204

	1,813	2,044	6,528	5,734

Other income:
Interest income	5	5	21	22

	5	5	21	22

Net loss	$(645)	$(231)	$(2,268)	$(2,441)

Loss per common share	$(0.04)	$(0.02)	$(0.14)	$(0.16)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	September 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$1,426	$3,516
Other current assets	711	365

Total current assets	2,137	3,881

Property, net	256	344
Other assets	600	90

Total assets	$2,993	$4,315

Liabilities and stockholders’ equity
Current liabilities	$847	$571
Stockholders’ equity	2,146	3,744

Total liabilities and stockholders’ equity	$2,993	$4,315

Shares Outstanding	15,655	15,633

###